Exhibit 10.33
[Quidel Letterhead]
October 16, 2017

Ratan Borkar
[Address]
[Address]

Dear Ratan:

We are pleased to extend the following offer of employment to you:

Title:         Senior Vice President, International Commercial Operations

Reporting to:     Doug Bryant, President & CEO

Compensation:	$12,500.00 bi-weekly ($325,000 annualized)

Annual Bonus:	You will participate in the SVP bonus plan with a target bonus of 75% at achievement of plan. Participation at this level begins in 2018.

Equity:
You will receive equity equal to $300,000 in total value with half of such value awarded in the form of non-qualified stock options (vesting over four years with 50% vesting on the second anniversary of the grant date and annually thereafter) and half of such value in the form of time-based restricted stock (cliff vesting at the end of four years). The purchase price will be the closing NASDAQ market price of Quidel’s stock on your actual start date.

Vacation:
Vacation for employees at the director level and above is untracked. That means there is no accrual account but instead you take vacation in consultation with your supervisor as your work allows. Members of the leadership team take an average of four weeks of vacation per year.

Change in Control

Agreement:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	October 16, 2017

In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. A summary of these benefits is enclosed. The specific details of these benefit plans will be provided to you upon your employment.

As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) read, sign and return one copy of the “Certificate of Acknowledgement” of the enclosed Employee Code of Conduct; (3) complete and return the enclosed self-identification forms for veteran service and disability; and (4) on your first day of employment, provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. We will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.

Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President & CEO.

If you should voluntarily leave the company within two years of beginning work, or two years of receiving relocation assistance, whichever is later, you will be required to repay all relocation expenses covered by Quidel. Repayment in full is required through the first year.  Repayment in the second year is prorated.  You must make this repayment within 30 days of providing notice of your resignation.

This offer expires seven days from the date of this letter. Please indicate your acceptance of our offer by signing and returning a copy of this letter to Human Resources as soon as possible.

Mike, on behalf of Quidel’s shareholders and board of directors, we look forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.

Sincerely,

/s/ DOUGLAS C. BRYANT
Douglas C. Bryant President, Chief Executive Officer (Principal Executive Officer)
cc:    Human Resources (for file)

Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President & CEO.

/s/ Ratan S. Borkar	October 16, 2017
Senior Vice President, International Commercial Operations